BANK CREDIT AGREEMENT - FINANCIAL LOAN
BUSINESS ENTITY

Cod.: 0001-9	Branch: HEADQUARTERS		Issue Date: 12/21/2011	AGREEMENT Nº. : 0436/11
I - The Parties:
1. Creditor: BANCO PINE S.A., hereafter PINE, with its head offices at Avenida das Nações Unidas, 8501, 29 and 30 floors - Ed. Eldorado Business Tower, Pinheiros, São Paulo, SP, CEP 05425-070, enrolled with CNPJ/MF under nº 62.144.175/0001-20.

2. ISSUER hereafter: Name: AMYRIS BRASIL LTDA
Address: R JAMES CLERK MAXWELL, Nº 315 - TECHNO PARK - CEP: 13.069-380			City/State: CAMPINAS / SP
CNPJ: 09.379.224/0001-20			Checking Account Nº.
3. Guarantor(s), hereafter GUARANTOR Name:			CPF/ CNPJ
Address:		City/State:	Marital Status and Property Community Conditions:
II - Conditions:
1 . Amount: R$ 35,000,000.00 (Thirty Five Million Brazilian Reals)		2. Payment City: SÃO PAULO / SP	3. Term: 58 days
4. Maturity Date: 02/17/2012		5. Net Amount Delivered: R$ 34,783,770.00	6. IOF - Pursuant to Legislation: R$ 216,230.00
III - Type of Payment:
IV - Other Charges: A. (X) 119.19% of CDI rate variation calculated by CETIP and published by ANDIMA, plus the interest rates described in item "B".			B. ( ) 0.00 % interest per month, equivalent to 0.00 % per year.
C. ( ) Other:			Interest rate collected: MONTHLY
D. ( ) TAC: R$
E. ( ) Daily Unit Amount of early liquidation/VDU: R$ R$ 0.00 per day - each early unit (U) of R$ 1,000.00.
F. ( ) Maximum Amount of Financial Compensation per early liquidation/VDU: (the effective amount will be calculated proportionally to the number of days remaining for the maturity in this Agreement, pursuant to the relevant legislation).
Maximum term for early payment: days.
Maximum amount for early liquidation: R$

V - Payment Type: Debt on the dates provided in the table below, to the ISSUER bank account.

Maturity Date	Amount (R$)	Maturity	Amount (R$)	Maturity	Amount (R$)
2/17/2012	R$ 35,000,000.00 + OTHER CHARGES

VI - Guarantees and description of goods given as the guarantee
Everything is according to the Term(s) of Constitution of Guarantee(s) and/or attached Deed(s), which, after signed,

will become an integral part of this agreement, as if they had been herein written.
The ISSUER will pay PINE under this Bank Credit Agreement, or to its order, at the payment city provided above in the preamble of this, in Brazilian currency, the amount provided in field II in the preamble of this instrument, item “1”, added by the financial charges herein agreed, pursuant to the provisions in the relevant legislation and especially the clauses and conditions below provided:

Clause One - PINE grants to the ISSUER a loan at the amount provided in field II in the preamble of this instrument, item “1” and whose net amount, after deducted by the financial charges and the IOF that are early collected, which will be delivered to the ISSUER in the form provided in field III, as soon as it is verified the effective correspondence to the records determined by law, of the guarantees provided in field VI.

Clause Two - The ISSUER will restitute the agreed amount added by the financial charges provided in field IV, according to the form and terms provided in field V. The interest rates agreed in this agreement will be calculated exponentially and capitalized upon the terms provided in field IV, having as the basis for calculation the commercial year of 360 days, except if otherwise provided in the same field IV of the preamble.
§ One - PINE is authorized to debt from the checking account provided in field I or from another freely transacted bank account belonging or that will belong to the ISSUER or by the GUARANTOR the amount corresponding to the amortization or liquidation installments of the debt arising from this agreement, on their respective maturity dates, as provided in field V in the preamble of this instrument.
§ Two - The ISSUER herein authorizes PINE to debt from the freely transacted account provided in field I all and any debts arising from agreements entered into with PINE or other institutions that are member of the BANCO PINE Financial Group, which payment has not been made on its maturity date, with other financial charges and additions provided in an agreement, and it also agrees that the amounts that are debited as such are transferred to credit the respective creditor institution, for payment of all and any outstanding obligations, irrespectively of the nature.
§ Three - For all the purposes and effects of the legal rights included, an eventual need for arithmetic calculations will not mischaracterize they the certainty or the liquidity of the executive security provided in this clause.

Clause Three - A late payment of any amounts due to be paid by the ISSUER, whether related to the principal amount in this agreement, or related to financial charges provided above in the preamble of this instrument, will imply the obligations to pay PINE:
i) interest rates at 1% (one percent) per month or fraction of the month;
ii) non compensatory fine of 2% (two percent) levied over the assessed debt amount, including the financial charges above; and
iii) if PINE is required to file for administrative or judicial means to collect any credit amounts, the attorney fees, established at 10% of the debt balance plus collection fees, including attorney and court fees.

Clause Four - If the rate provided in this agreement to update the monetary debt amount, whether throughout the period this agreement is effective, or the period when payments are late, is eventually extinguished, another rate that legally replaces such rate will be used. If the rate provided in this agreement or its replacement fails to reflect the actual inflation, the updated debt amount will continue to be due, upon the use of a rate that reflects the such actual inflation, selected upon a mutual agreement between PINE and the ISSUER, among those rates that are published by public agencies or by reliable private entities and which make the selected rate widely known.
Paragraph One - A lack of agreement by the parties will constitute a cause for termination of the agreement and consequently the early maturity of the debt within the term of 5 days from the receipt, by the other party, of the notice issued by the party which elects the rate in the preamble of this Clause, when the matured debt will be updated, through its effective payment, by the rate elected in this clause or by the rate which, upon a general consensus, will replace it.

Clause Five - The ISSUER and the GUARANTOR(s) will: (i) not use, neither hire any third parties that use slave labor or violate the rights of children or teenagers, and (ii) parties which fail to respect all and any environmental legislations, including, without limiting, fail to keep all environmental certificates required for the performance of their activities; being fully responsible toward PINE for any financial charges and/or liabilities that may be levied on PINE BU any relevant agencies by virtue of a lack of fulfillment of the relevant policies, or otherwise for any environmental damages that are directly or indirectly caused by the ISSUER or the GUARANTORS due to the use of the financial resources that they are granted by PINE.

Clause Six - A lack of fulfillment by the ISSUER or the GUARANTORS or by any other obliged parties of any of the obligations assumed in this agreement and in any of its attached instruments, or in its addendums, on the respective maturities, as well as the occurrence of any of the provisions provided in paragraph one in this Clause, will cause the immediate maturity of all debt arising from this agreement, provided it is not mitigated within a term of 3 (three) days from the receipt, by the ISSUER of the notice of default sent by PINE, except for line "b" of § One, below.

§ One - PINE may also impute the early maturity of the debt arising from this agreement under the following conditions:
a) A claim, in good faith, against any security under the ISSUER or the GUARANTOR responsibility;
b) A request, decree or sanction of any judicial or extrajudicial recovery, bankruptcy or intervention or liquidation or civil insolvency against the ISSUER or the GUARANTOR;
c) A deny for replacement or strengthening of any constituted guarantee when such guarantee is lost or becomes insufficient;
d) The pledging of any asset given as a guarantee in a claim filed by another creditor;
e) The identification of a falsehood or inaccuracy of any statement, information or document that has been provided, signed or delivered by the ISSUER or the GUARANTOR;
f) The impossibility of using any rate or precept established upon the provisions in this agreement, by an act of a government, legislative body or regulatory body;
g) Any other of the events provided in articles 333 and 1.425 of the Brazilian Civil Code;
h) If the ISSUER or the GUARANTOR(s) fails to fulfill they of their obligations established in the social-environmental legislations, as provided in Clause Five;
i) A default, by the ISSUER or any GUARANTORS of any other obligation, whether or not monetary, toward PINE.
§ Two - PINE may also impute the debt as early matured in case of maturity, for any reason, or in case of a lack of renewal of any operation or set of derivative operations that the ISSUER is has connected to this credit operation, from the perspective that, for maintenance of a balanced agreement, the derivatives operation(s) and this agreement mature on the same date.
§ Three - Before PINE imputes the early maturity of the debt, under the provisions of prior paragraph, the ISSUER and the GUARANTORS and any of other parties responsible for the obligations assumed in this clause and that are party(ies) in the derivative(s) operation(s), will have the opportunity to, within 2 (two) business days:(a) to notify their interest to expand/renew the term of such derivatives operation(s), when they agree, as of now, to enter on the same date as the notice date, all and any instruments that are required for this purpose; OR
(b) propose a renewal to the terms of the credit operation in this agreement, especially, without limiting, the financial charges provided in field IV in the preamble, while adopting, in case of financial charges, an interest rate resulting from the addition of 119.19% (one hundred and nineteen, dot, nineteen percent) of the variation of the DI (Depósitos Interfinanceiros, Interfinancial Deposits), calculated by CETIP and published by ANDIMA, hereby agreeing to enter, on the same date as their notice, the relevant amendment to this agreement and any other instruments that are required for this purpose.
§ Four - It is herein established that the alternatives provided in paragraphs two and three above, are the ISSUER or the GUARANTOR sole discretion and the sole discretion of any other parties in the obligation, and PINE is not required to accept any such amendment, renewal or renegotiation of the operations.

Clause Seven - A waiver by PINE, as well as the lack of the immediate demand of any credit or receipt after the maturity date of any debt will not constitute a renewal or modification to the agreement, neither a precedent to be invoked by the ISSUER or the GUARANTOR, neither will mean a renounce to any right or the immediate execution of such debt.

Clause Eight - The ISSUER and the GUARANTOR irrevocably and irreversibly authorize PINE to provide for the equalization described in article 368 of the Brazilian Civil Code between the debt arising from this agreement and any credit the ISSUER or the GUARANTOR own, whether existing or that will exist, matured or to mature, of which PINE is indebted, represented by any bonds or securities, fixed income securities, balances in freely transacted accounts or any other bond or obligation, which will be imputed under any condition, even in PINE judicial or extrajudicial liquidation. In case of credits to mature, PINE is authorized by the ISSUER and the GUARANTOR to impute their maturity on the same maturity date of the obligations arising from this agreement, so that the such equalization can be operated.

Clause Nine - To ensure the faithful and complete fulfillment of all the obligations, whether principal or accessory, assumed by the ISSUER upon the provisions in this agreement, the GUARANTORS or the ISSUER, if both characteristics are combined in a single entity, a case when it will be designated by any one of the forms, - will constitute, in favor of PINE, the guarantees provided in field VI, upon the terms of the appropriate instruments which, after signed by the parties, will become an integral and inseparable part of this agreement, as if they had been herein written.
§ One - The GUARANTOR declares that it is jointly responsible, along with the ISSUER, for the complete fulfillment of the obligations assumed in this agreement.

§ Two - In the cases of losses, deterioration, devaluation, depreciation or expropriation of assets given under guarantee, the GUARANTORS will be, along with the ISSUER, obliged to replace or strengthen the guarantee, irrespectively of any assessment of any default.
§ Three - The ISSUER hereby authorizes PINE to perform, upon its sole discretion, by its employees or representatives, under the ISSUER exclusive expenses, an inspection and a physical inventory of the assets given under guarantee and which are not under PINE ownership.
§ Four - If, by way of any of the examinations provided in paragraph three above, it is evidenced that there is a reduction to the value of the constituted guarantees in a way that will impact the security or liquidity of PINE credit, the ISSUER will strengthen such constituted guarantees to preserve such security and liquidity of the granted credit.
§ Five - It will be a cause for early maturity of the debt arising from this agreement the implementation of any measure that prevents or adversely affects the performance of the examinations described in paragraph three, as well as the refuse or delay to strengthen the guarantees described in this Clause, provided however, the ISSUER is appropriately notified via a registered mail, there is a failure to fulfill the obligation described in such registered mail within the term of 5 (five) days after its receipt.
§ Six - PINE is authorized to sell to anyone and by the price it assesses the assets, any papers and securities that are the guarantee herein, and use the proceeds from such sale for the amortization or liquidation of the debt arising from this agreement, or others entered by the parties, irrespectively of any notice or judicial or extrajudicial claim, and provided any of such mentioned debts have not been fully liquidated, delivering the ISSUER or the GUARANTORS, as relevant, whichever is eventually in excess.

Clause Ten - The ISSUER will be exclusively responsible for any expenses arising from entering into this agreement and the instruments attached to it, including and specifically their enrollment with relevant Notary's Offices, as well as the expenses to collect the credit from PINE and to provide the guarantees, including those expenses incurred to collect the papers or amounts under guarantee, claims and those incurred with the enrollments of the parties that are co-obligated by this agreement It will also be under the ISSUER responsibility all taxes levied over the operation herein and over the actions above described.
Paragraph One - If, to safeguard or defend its rights, PINE is required to disburse any amount to cover any of such expenses described above in this Clause, PINE may debt such amounts from the ISSUER or the GUARANTOR freely transacted account at an amount that is sufficient for the reimbursement of such amount.

Clause Eleven - The ISSUER and the GUARANTOR hereby authorize PINE to: (i) check and file records related to is entities or business entities of which they are partners, or administrators and partners or shareholders of said entities, that are eventually found on the Central Bank Credit Information System (Sistema de Informações de Crédito do Banco Central - SCR) and in credit protection bodies, including Serasa and SPC, as well as to provide data to these entities; and (ii) check information on the operations carried out in the currency exchange market related to such entities or business entities of which they are a partners or administrators and the partners or shareholders of these entities, that are eventually found on Central Bank Information System (Sistema de Informações do Banco Central - Sisbacen) or in other currency exchange sources or systems that are eventually made available by the Brazilian Central Bank.

Clause Twelve - Under the provision of an early liquidation, whether full or partial, for the amount to be paid under this credit operation, the ISSUER will pay PINE an amount in Brazilian Reals and collected per day of early payment, as a financial compensation for the early liquidation, according to the Daily Unit Value (Valor Diário Unitário -VDU) provided above in the preamble, Such financial compensation will have the maximum amount provided in line "f" of field "IV" of the preamble in this instrument. Such amount herein stipulated is designed to cover the costs incurred by PINE to carry out this credit operation and keeps a straight and linear relation with the remaining term of the operation and with the amortized amount, being calculated according to the formula below. Under the provision that the credit operation with periodical amortization(s), for calculation of the amount described in this Clause, the maturity(s) of each early installment will be considered:

AMOUNT OF FINANCIAL COMPENSATION = VLA x NDA x VDU
U
Where :
VLA = net early amount (in R$)
NDA = number of early days
VDU = Daily Unit Value
U = VDU unit (R$ 1,000.00)

Clause Thirteen - Pursuant to provisions in Law n.º 10.931, dated 08/02/2004, PINE may issue a Certificate of Bank
Credit Notes (Certificado de Cédulas de Crédito Bancário - CCCB) based on this agreement, and may negotiate it freely in the market.

Clause Fourteen - PINE may transfer this agreement by endorsement or assign it to third parties, in total or its parts, including the rights arising from this agreement. Paragraph One - The ISSUER hereby acknowledges, irrevocably and irreversibly, that the transference of the security, as provided above in the caption of this Clause, does not characterize an infringement of any bank secrecy.

Clause Fifteen - The banking services provided as a result from this credit operation will be charged, according to Resolution 3.919 dated 11/25/2010 by the Brazilian Central Bank, according to the price tables made available at the branches and offices corresponding to PINE, or on the website: www.bancopine.com.br.

Clause Sixteen - It is hereby elected the courthouse in the County where PINE is headquartered. PINE has the right to select the ISSUER or the GUARANTOR domiciles, or their guarantors domiciles, as competent domiciles to address any issues arising from this agreement.

Clause Seventeen - This agreement is issued in 03 (three) copies signed by the parties and the undersigned witnesses, where only the copies of creditor BANCO PINE S/A is negotiable.

São Paulo, December 21, 2011.

The ISSUER/GUARANTOR HEREBY STATE, FOR ALL THE PURPOSES AND EFFECTS, THAT THEY HAVE READ AND AGREED TO ALL THE CONDITIONS ESTABLISHED IN THIS AGREEMENT, ESPECIALLY THOSE PROVIDED ABOVE IN THE PREAMBLE OF THIS INSTRUMENT.

/s/ Fabio Schettino    /s/ Mauro Pini França        /s/ Rosenda Bosak    /s/Jose Quarezemim
ISSUER: AMYRIS BRASIL LTDA            BANCO PINE S/A
Fabio Schettino        Mauro Pini França        Rosenda Bosak        Jose Quarezemim
CFO            Amyris Brasil Ltda        Procuradora        Gerente de Formalização

Witnesses    /s/ Jairo Barbosa Gomes        /s/ Bruno Cezar Sanches Berreto
    name: Jairo Barbosa Gomes        name: Bruno Cezar Sanches Berreto
RG:         RG:
CPF:    illegible        CPF: illegible